Exhibit 99.1

Personalis Reports Second Quarter Results and Recent Highlights

Clinical test volume surged 199% year-over-year and 33% sequentially to 10,384 tests in Q2

Clinical revenue grew 442% to $2.6 million and overall revenue grew 30% year over year to $22.4 million

Secured Medicare coverage for NeXT Personal® for IO monitoring and Neoadjuvant Breast Cancer monitoring to expand Medicare coverage to four indications

FREMONT, Calif. – August 4, 2026 – Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for precision oncology, today reported financial and operational results for the second quarter ended June 30, 2026, and highlighted recent business accomplishments.

Second Quarter and Recent Strategic and Operational Highlights

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Secured Medicare Coverage for IO Monitoring: Received Medicare coverage approval for NeXT Personal for immunotherapy monitoring for patients with late-stage solid tumors.
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Secured Medicare Coverage for Neoadjuvant Therapy Monitoring for Breast Cancer: Received Medicare coverage approval for NeXT Personal for monitoring treatment response to neoadjuvant therapy (NAT) in patients diagnosed with Stage II-III Triple-Negative Breast Cancer (TNBC) or HER2-positive (HER2+) breast cancer.
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Presented Compelling Colorectal Cancer Recurrence Detection: The prospective VICTORI study led by the University of British Columbia showed NeXT Personal detected 100% of all patient relapses, including all distant metastases in historically difficult-to-detect regions like the lung. Notably, just four weeks after surgery, NeXT Personal detected over 80% of patients who later relapsed, providing clinicians with an early signal of cancer to inform treatment pathways.
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Highlighted Importance of Sub-10 ppm Sensitivity in Lung Cancer: Approximately 21% of pre-operative adenocarcinoma and 18% of post-operative landmark detections in the TRACERx study were below 10 ppm—thresholds frequently missed by less sensitive assays. Patients detected in this range experienced a three-fold increased risk of recurrence compared to patients with undetectable ctDNA, potentially enabling much earlier clinical intervention.

Second Quarter 2026 Financial Results Compared with Second Quarter 2025

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Quarterly Revenue: Total revenue of $22.4 million compared with $17.2 million, a 30% increase, primarily driven by higher pharma testing services and growth in clinical tests as a result of recent expanded Medicare reimbursement coverages.
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Clinical Revenue: Clinical test revenue of $2.6 million compared with $0.5 million, a 442% increase resulting from a full quarter of covered lung cancer testing revenue and also, the expansion of Medicare coverage for IO therapy monitoring received in the second quarter; delivered 10,384 clinical tests compared with 3,478, representing a 199% increase.
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Core Revenue Streams: Revenue from pharma testing services and all other customers totaled $16.8 million compared with $11.1 million, a 51% increase. Revenue from population sequencing (the VA MVP) totaled $3.0 million compared with $3.3 million, a 9% decrease.

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Strong Cash Position: Ended the quarter with approximately $212.7 million in cash, cash equivalents, and short-term investments.

CEO Commentary

"We delivered another exceptional quarter of growth, highlighted by a 199% year-over-year and 33% sequential increase in clinical volume, with more than 1,400 physicians ordering NeXT Personal," said Chris Hall, Chief Executive Officer of Personalis. "Our second quarter accomplishments further demonstrate that execution of our 'Win-in-MRD' strategy to establish NeXT Personal as the new standard for detecting cancer recurrence early has been effective. Looking into the second half of the year, we remain excited about the scale, complementary capabilities and resources that combining with Tempus gives us to accelerate innovation and deliver even greater value to patients, clinicians and biopharma partners and we expect to continue building our body of evidence to support reimbursement expansion into new indications, as well as continue to grow adoption of Next Personal by the clinical community. We remain firmly on-track to achieve more than a 500% increase in our clinical revenue over last year.”

Full Year 2026 Outlook

As a result of the announcement on July 20, 2026 that Personalis and Tempus AI, Inc. have entered into an Agreement and Plan of Merger, Personalis will no longer provide financial guidance or conduct a quarterly earnings conference call.

About Personalis, Inc.

At Personalis, we are transforming the active management of cancer through breakthrough personalized testing. We aim to drive a new paradigm for cancer management, guiding care throughout the patient journey. Our highly sensitive assays combine tumor-and-normal profiling with proprietary algorithms to deliver advanced insights even as cancer evolves over time. Our products are designed to detect minimal residual disease (MRD) and recurrence at the earliest timepoints, enable the selection of targeted therapies based on ultra-comprehensive genomic profiling, and enhance biomarker strategy for drug development. Personalis is based in Fremont, California. To learn more, visit www.personalis.com and connect with us on LinkedInand X (Twitter).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “anticipate,” “estimate,” “expect,” “if,” “may,” “future,” “will” or similar expressions. These statements include statements relating to: Personalis’ continued growth of adoption of Next Personal by the clinical community, Personalis’ expected more than 500% increase in its clinical revenue over last year, the clinical relevance of the NeXT Personal test and the potential impact or expected benefits of the Personalis’ published data and presentations, and statements regarding the proposed transaction between Personalis and Tempus AI, Inc. (Tempus) and the benefits of such transaction. Such forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements, including the risks, uncertainties and other factors that relate to the pending acquisition by Tempus, including the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement and plan of merger (the Agreement), the possibility that Personalis shareholders may not adopt the Agreement, the risk that Personalis or Tempus may be unable to obtain governmental and regulatory approvals and clearances required for the proposed transaction, or required governmental and regulatory approvals and clearances may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the transaction, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Personalis’ common stock or

Tempus’ common stock, the risk of any litigation relating to the proposed transaction, and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Personalis and/or Tempus to retain and hire key personnel; the timing and pace of new orders from customers, including from ModernaTX, Inc., Merck Sharp & Dohme LLC and other biopharma customers, and the VA MVP; the success of Personalis’ and Tempus’ respective sales and marketing efforts; the timing of tissue, blood, and other specimen sample receipts from customers, which can materially impact revenue quarter-over-quarter and year-over-year; Personalis’ ability to demonstrate attributes, advantages or clinical validity of the NeXT platform, including the NeXT Personal MRD assay remaining unique in its ability to detect traces of cancer in the ultrasensitive range; future clinical data differing from the clinical data previously presented or expected results; the rate of adoption and use of the NeXT platform, including maintaining the accelerated adoption rates experienced in 2025 and in the first half of 2026; Personalis’ ability to obtain Medicare coverage and reimbursement in additional indications and the timing thereof; the impact of competition and macroeconomic factors on Personalis’ business; the partnering and/or collaboration arrangements that Personalis has entered into or may enter into in the future may not be successful, or may terminate, which could adversely impact Personalis’ business or affect its ability to develop and commercialize its services and products; having a limited number of suppliers; customer concentration; and Personalis may opportunistically raise additional capital through equity offerings, debt financings, collaborations, or licensing arrangements. These and other potential risks and uncertainties that could cause actual results to differ materially from the results predicted in these forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Personalis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission (SEC) on May 7, 2026 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, to be filed with the SEC on August 4, 2026. All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Personalis undertakes no duty to update this information unless required by law.

Contacts:

Investor Relations:

Caroline Corner

investors@personalis.com

646-277-1279

Media:

pr@personalis.com

PERSONALIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Consolidated Statements of Operations:
Revenue (1)	$22,357	$17,203	$37,829	$37,808
Costs and expenses
Cost of revenue	17,614	12,447	32,805	25,845
Research and development	16,336	12,381	30,875	25,021
Selling, general and administrative (2)	21,998	14,179	39,901	26,442
Total costs and expenses	55,948	39,007	103,581	77,308
Loss from operations	(33,591)	(21,804)	(65,752)	(39,500)
Interest income	1,966	1,878	4,138	3,905
Interest expense	(37)	(48)	(84)	(76)
Other income (expense), net	(16)	(80)	4	(126)
Loss before income taxes	(31,678)	(20,054)	(61,694)	(35,797)
Provision for income taxes	5	2	21	9
Net loss	$(31,683)	$(20,056)	$(61,715)	$(35,806)
Net loss per share, basic and diluted	$(0.30)	$(0.23)	$(0.59)	$(0.41)
Weighted-average shares outstanding, basic and diluted	105,424,708	88,517,498	104,808,285	87,990,691

(1) Includes related party revenue of $8.4 million and $1.9 million for the three months ended June 30, 2026 and 2025, respectively, and $11.5 million and $2.4 million for the six months ended June 30, 2026 and 2025, respectively.

(2) Includes related party sales and marketing expenses of $3.8 million and $0.9 million for the three months ended June 30, 2026 and 2025, respectively, and $6.7 million and $1.5 million for the six months ended June 30, 2026 and 2025, respectively.

PERSONALIS, INC.
SUPPLEMENTAL REVENUE INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Pharma testing services (1)	$16,789	$11,023	$27,513	$24,617
Enterprise sales	—	2,315	393	4,780
Population sequencing	3,000	3,308	5,500	7,521
Clinical diagnostic	2,541	469	3,972	777
Other	27	88	451	113
Total revenue	$22,357	$17,203	$37,829	$37,808

(1) Includes related party revenue of $8.4 million and $1.9 million for the three months ended June 30, 2026 and 2025, respectively, and $11.5 million and $2.4 million for the six months ended June 30, 2026 and 2025, respectively.

PERSONALIS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and par value data)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$93,968	$124,245
Short-term investments	118,690	115,708
Accounts receivable, net (1)	15,102	16,203
Inventory and other deferred costs	9,638	6,144
Prepaid expenses and other current assets	7,654	5,651
Total current assets	245,052	267,951
Property and equipment, net	48,567	44,815
Operating lease right-of-use assets	14,860	15,118
Other long-term assets	3,656	6,280
Total assets	$312,135	$334,164
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (2)	$16,005	$12,989
Accrued and other current liabilities (2)	26,985	25,079
Contract liabilities (3)	3,395	1,562
Total current liabilities	46,385	39,630
Long-term operating lease liabilities	30,167	31,866
Other long-term liabilities	422	1,483
Total liabilities	76,974	72,979
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value — 200,000,000 shares authorized; 106,367,428 and 102,475,891 shares issued and outstanding, respectively	10	10
Additional paid-in capital	928,244	892,331
Accumulated other comprehensive income (loss)	(118)	104
Accumulated deficit	(692,975)	(631,260)
Total stockholders’ equity	235,161	261,185
Total liabilities and stockholders’ equity	$312,135	$334,164

(1) Includes related party accounts receivable of $7.5 million and $2.5 million as of June 30, 2026 and December 31, 2025, respectively.

(2) Includes related party liabilities of $5.4 million and $5.7 million as of June 30, 2026 and December 31, 2025, respectively.

(3) Includes related party contract liabilities of $1.7 million and nil as of June 30, 2026 and December 31, 2025, respectively.